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                                                                   EXHIBIT 10.29

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                              REDEMPTION AGREEMENT

                                 by and between

                             TATHAM OFFSHORE, INC.,

                                       and

                      FLEXTREND DEVELOPMENT COMPANY, L.L.C.






                                FEBRUARY 27, 1998


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                                TABLE OF CONTENTS

1. Transfer of the Properties...............................................1

2. Delivery of Senior Preferred Stock.......................................1

3. Representations and Warranties of the Company............................1
       3.1. Organization....................................................1
       3.2. Authority and Conflicts.........................................1
       3.3. Authorization...................................................2
       3.4. Enforceability..................................................2
       3.5. Title...........................................................2
       3.6. Contracts.......................................................2
       3.7. Litigation and Claims...........................................2
       3.8. Approvals and Preferential Rights...............................3
       3.9. Compliance with Law and Permits.................................3
       3.10. Status of Contracts............................................3
       3.11. Production Burdens, Taxes, Expenses and Revenues...............3
       3.12. Production Balances............................................3
       3.13. Expenditure Commitments........................................3
       3.14. Payout Balances................................................4
       3.15. Qualification..................................................4
       3.16. Absence of Certain Changes.....................................4
       3.17. Disclaimer.....................................................4

4. Representations and Warranties of Flextrend..............................4
       4.1. Organization....................................................4
       4.2. Authority and Conflicts.........................................4
       4.3. Authorization...................................................5
       4.4. Enforceability..................................................5
       4.5. Qualification...................................................5
       4.6. Senior Preferred Stock..........................................5

5. Closing..................................................................5
       5.1. The Closing.....................................................5
       5.2. Deliveries by Company at Closing................................6
       5.3. Possession......................................................7
       5.4. Deliveries by Flextrend At Closing..............................7

6. Assumption by Flextrend..................................................7

7. Production, Proceeds, Expenses and Taxes.................................7
       7.1. Division of Substances..........................................7
       7.2. Division of Expenses............................................7
       7.3. Division of Proceeds............................................8




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       7.4. Property Tax Prorations.........................................8
       7.5. Adjustments.....................................................8

8. Negative Covenants.......................................................8

9. Survival and Indemnification.............................................9
       9.1. Survival and Notice.............................................9
       9.2. The Company's Indemnification...................................9
       9.3. Flextrend's Indemnification....................................10

10. Further Assurances.....................................................10

11. Notice.................................................................10

12. Assignment.............................................................11

13. Governing Law..........................................................11

14. Expenses and Fees......................................................12

15. Integration............................................................12

16. Waiver or Modification.................................................12

17. Headings...............................................................12

18. Invalid Provisions.....................................................12

19. Multiple Counterparts..................................................13

20. Termination............................................................13

21. Guarantee..............................................................13

22. Certain Definitions....................................................13



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EXHIBITS

Exhibit 1          -   Oil and Gas Properties
Exhibit 3.6        -   Contracts
Exhibit 3.7        -   Litigation and Claims
Exhibit 3.8        -   Approvals and Preferential Rights
Exhibit 3.13       -   Commitments
Exhibit 3.14       -   Payout Balances
Exhibit 21         -   Form of Guarantee


ANNEXES

Annex IA           -   Assignment of Leases and Bill of Sale [State Filing Form]
Annex IB           -   Assignment of Leases and Bill of Sale [MMS Filing Form]




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                              REDEMPTION AGREEMENT


         This Redemption Agreement is made and entered into on this the 27th day of February, 1998, by and between Tatham Offshore, Inc., a Delaware corporation (the "Company"), and Flextrend Development Company, L.L.C., a Delaware limited liability company ("Flextrend").

1. TRANSFER OF THE PROPERTIES. Subject to the terms and conditions herein set forth, in consideration of (i) redemption of the 7,500 shares of 9% Senior Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Senior Preferred Stock"), owned or beneficially owned by the Partnership and
(ii) all accrued and unpaid dividends on the shares of Senior Preferred Stock due to the Partnership, the Company agrees to sell, assign, convey and deliver to Flextrend, and Flextrend agrees to acquire from the Company, effective as of 7:00 a.m. at the location of each of the Oil and Gas Properties on the date of Closing (as defined in Section 5.1(a)) all of the interest of the Company in and to the Properties as they exist on such date as such Properties are more specifically described on Exhibit 1.

2. DELIVERY OF SENIOR PREFERRED STOCK. In consideration for the transfer of the Properties to Flextrend, Flextrend shall cause the Partnership to agree that all accrued and unpaid dividends on the shares of Senior Preferred Stock shall conclusively be deemed to have been satisfied and paid in full, and the shares of Senior Preferred Stock owned or beneficially owned by the Partnership shall be redeemed, and Flextrend shall cause the Partnership to deliver to the Company the shares of Senior Preferred Stock, free and clear of all Encumbrances.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Flextrend as follows:

         3.1. ORGANIZATION. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and is in good standing under the laws of Texas, Louisiana and Alabama.

         3.2. AUTHORITY AND CONFLICTS. The Company has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and any agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and any agreement contemplated hereby does not, and the consummation of the transactions contemplated hereunder and thereunder shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of the Company's governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which the Company is a party or to which any of the Properties or the Company is bound, except as disclosed in Exhibit 3.8, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to the Company, or (d) result in the creation of any Encumbrance on any of the Properties other than those contemplated by either this Agreement or any related agreements and documents.

         3.3. AUTHORIZATION. The execution and delivery of this Agreement and the agreements contemplated hereby have been, and the performance of this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of the Company.

         3.4. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents and instruments required hereunder to be executed and delivered by the Company shall be duly executed and delivered and shall constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

         3.5. TITLE. The Company has (i) Marketable Title to the Oil and Gas Properties and (ii) defensible title to all of the Properties other than the Oil and Gas Properties.

         3.6. CONTRACTS. Exhibit 3.6 contains a complete list of all contracts that constitute a part of the Properties or by which the Properties are bound or subject (collectively, the "Contracts").

         3.7. LITIGATION AND CLAIMS. Except as set forth on Exhibit 3.7, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to the best knowledge of the Company, threatened that could now or hereafter adversely affect the ownership, development or operation of any of the Properties, other than proceedings relating to the industry generally and as to which the Company is not a named party. No written or oral notice from any governmental body or any other person has been received by the Company (i) claiming any violation or repudiation of the Oil and Gas Properties or any violation of any law, ordinance, code, rule or regulation with respect to the Oil and Gas Properties or (ii) requiring, or calling attention to, the need for any work, repairs, construction, alterations or installations on or in connection with the Properties with which the Company has not complied.



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         3.8. APPROVALS AND PREFERENTIAL RIGHTS. Exhibit 3.8 contains a complete and accurate list of all approvals required to be obtained by the Company for the assignment of the Properties to Flextrend and all preferential purchase rights that affect the Properties.

         3.9. COMPLIANCE WITH LAW AND PERMITS. The Properties have been operated in compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties, noncompliance with which reasonably may be expected to have a material adverse effect on the Properties. All necessary governmental authorizations with regard to the ownership, development or operation of the Properties have been obtained where the failure to obtain such authorizations reasonably may be expected to have a material adverse effect on the Properties, and no material violations exist in respect of such licenses, permits or authorizations.

         3.10. STATUS OF CONTRACTS. (i) To the Company's knowledge, all of the Contracts and the rights and obligations of the Company thereunder are in full force and effect, and (ii) the Company is not in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or defaults reasonably may be expected to have a material adverse effect on the Properties.

         3.11. PRODUCTION BURDENS, TAXES, EXPENSES AND REVENUES. All rents, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Oil and Gas Properties have been properly and timely paid; and all ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Properties or the production of Substances therefrom, have been properly and timely paid. All expenses due and payable as of the date hereof under the terms of the Contracts have been properly and timely paid. All of the proceeds from the sale of Substances have been properly and timely paid to the Company by the purchasers of production without suspense or indemnity other than standard division order indemnities.

         3.12. PRODUCTION BALANCES. None of the purchasers under any production sales contracts are entitled to "make-up" or otherwise receive deliveries of Substances at any time on or after January 1, 1998, without paying at such time the full contract price therefor. No person is entitled to receive any portion of the interest of the Company in any Substances or to receive cash or other payments to "balance" any disproportionate allocation of Substances under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

         3.13. EXPENDITURE COMMITMENTS. Exhibit 3.13 contains a complete and accurate list of (i) all authorities for expenditures ("AFE") to drill, rework or plug and



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abandon Wells or for other capital expenditures pursuant to any of the
Contracts that have been proposed by any person on or after January 1, 1998, whether or not accepted by the Company or any other person, and (ii) all AFE and oral or written commitments to drill, rework or plug and abandon Wells or for other capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFE or commitments have not been completed by the date of this Agreement.

         3.14. PAYOUT BALANCES. Exhibit 3.14 contains a complete and accurate list of the status of cost recovery or other "payout" balance, as of the dates shown in Exhibit 3.14, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

         3.15. QUALIFICATION. To the extent required with respect to the ownership, development and operation of the Properties, the Company is properly qualified by the MMS to own and operate the Properties.

         3.16. ABSENCE OF CERTAIN CHANGES. Since January 1, 1998, the Properties have not suffered any material destruction, damage or loss; provided that no representation or warranty is made in this Section 3.16 relating to Viosca Knoll Block 817.

         3.17. DISCLAIMER. Except as set forth herein, the Properties are being transferred to Flextrend hereunder "as is", "where is" and "with all faults" without any representations or warranties of any kind, including, without limitation, those relating to merchantability, fitness for purpose, quality, condition, value or otherwise.

4. REPRESENTATIONS AND WARRANTIES OF FLEXTREND. Flextrend represents and warrants to the Company that:

         4.1. ORGANIZATION. Flextrend is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and is in good standing under the laws of Texas, Louisiana, and Alabama.

         4.2. AUTHORITY AND CONFLICTS. Flextrend has full limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement and any agreements contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. Flextrend has full corporate or similar power and authority to purchase the Properties on the terms described in this Agreement. The execution and delivery of this Agreement by the Company and any agreement contemplated hereby does not, and the consummation of the transactions contemplated hereunder and thereunder shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Flextrend's governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, or require any consent,



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authorization or approval under any agreement or instrument to which Flextrend is a party or is bound, (c) violate any provision of or require any consent (except for qualifying with and filing the appropriate bonds and transfer documents with the MMS), authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Flextrend, or (d) result in the creation of any Encumbrance on the Senior Preferred Stock.

         4.3. AUTHORIZATION. The execution and delivery of this Agreement and the agreements contemplated hereby have been and the performance of this Agreement and the transactions contemplated thereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite partnership action on the part of Flextrend.

         4.4. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Flextrend and constitutes a legal, valid and binding obligation of Flextrend enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents and instruments required hereunder to be executed and delivered by Flextrend shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Flextrend enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

         4.5. QUALIFICATION. To the extent required with respect to the ownership, development and operation of the Properties, Flextrend is properly qualified by the MMS to own and, upon the MMS' acceptance of the required bond from Flextrend, operate the Properties.

         4.6. SENIOR PREFERRED STOCK. The shares of Senior Preferred Stock are owned by the Partnership free and clear of all Encumbrances.

5. CLOSING.

         5.1. THE CLOSING. (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1900 Pennzoil Place, South Tower, 711 Louisiana Street, Suite 1900, Houston, Texas 77002 on the later of (i) July 1, 1998 or
(ii) such later date which shall be one business day following the Completion Date (as defined in the Contribution Agreement); provided that, should the Completion Date fall on or after October 1, 1998, the Company may, at its option, elect to close the transactions contemplated by this Agreement on any date on or after October 1, 1998, with ten (10) days' prior notice to Flextrend, in which case, the Closing shall be deemed to occur on a date specified by the Company. Time shall be of the essence in this Agreement.




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                  (b) The obligation of each of the parties hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties made by the other party in this Agreement shall be true and correct on and as of the date hereof (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), but only if the failure to be true would, after giving effect to any indemnification rights, have a material adverse effect on the value or operation of the Properties and the other party shall have performed its covenants and agreements herein to be performed prior to the Closing, except where the failure to perform such covenants and agreements would not, individually or in the aggregate, have a material adverse effect on the value or operation of any of the Properties or the ability of such other party to consummate the transactions contemplated hereby, and an executive officer of the other party shall have provided a certificate to such effect, dated the date hereof; (ii) all material consents and filings required in connection with the transactions contemplated hereby shall have been obtained or made; and (iii) the other party shall have made the deliveries required to be made by it pursuant to this Section 5.

         5.2. DELIVERIES BY COMPANY AT CLOSING. The Company shall have delivered to Flextrend the following instruments, properly executed and acknowledged:

                  5.2.1. Counterparts of the following: (i) State Assignment; and (ii) MMS Assignment.

                  5.2.2. Such other instruments as are necessary to effectuate the conveyance of the Properties to Flextrend.

                  5.2.3. With respect to any leases in which the Company owns less than all of the operating rights or leasehold interests and is designated as the operator under the applicable operating or other similar agreement, (i) letters to all working interest owners in which the Company resigns as the operator and recommends Flextrend or an affiliate of Flextrend as the successor operator and (ii) any forms promulgated by the appropriate governmental authority and necessary for the resignation by the Company as operator, which forms shall be completed and executed by the Company and shall designate Flextrend or an affiliate of Flextrend as the operator under the applicable operating or other similar agreement. With respect to any leases in which the Company owns all of the leasehold interests or operating rights and is designated as the operator, any forms promulgated by the appropriate governmental authority and necessary for the resignation by the Company as operator, which forms shall be completed and executed by the Company and shall designate Flextrend or an affiliate of Flextrend as the operator under the applicable operating or other similar agreement.




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         5.3. POSSESSION. At the Closing, the Company shall deliver to
Flextrend at Flextrend's offices all of the Data and shall deliver to Flextrend possession of the other Properties.

         5.4. DELIVERIES BY FLEXTREND AT CLOSING. Against delivery of the documents and materials described in Section 5.2, Flextrend shall cause the Partnership to deliver to the Company, free and clear of all Encumbrances, a duly executed certificate or certificates representing the 7,500 shares of Senior Preferred Stock owned or beneficially owned by the Partnership, together with transfer powers endorsed in blank relating to such certificates.

6. ASSUMPTION BY FLEXTREND. At Closing, Flextrend shall assume all of the costs, obligations and liabilities of the Company relating to the Properties that arise from or relate to (i) the period beginning on January 1, 1998, (ii) plugging, abandonment or similar restoration operations relating to any Wells, platforms or other facilities on or related to the Properties necessary or appropriate to comply with all contracts, and any rules, laws, regulations or orders of any governmental authority relating to such plugging, abandonment and similar restoration operations and (iii) that certain (a) Production Payment Agreement dated September 19, 1995 between the Company and J. Ray McDermott Properties, Inc. and (b) Production Payment Agreement dated September 19, 1995 between the Company and F-W Oil Interests, Inc. Except to the extent provided in clause (ii) and (iii) of the immediately preceding sentence, Flextrend shall not assume any costs, obligations or liabilities (including negligence and strict liability) that relate to the Properties and arise from or relate to the period ending prior to January 1, 1998; or any obligation of the Company or any other person to pay and discharge any refunds, including interest and penalties, if any, that may be imposed by any governmental agency arising from the sale of the Substances prior to January 1, 1998. Notwithstanding anything to the contrary herein, the Company expressly reserves and retains any and all of its rights and interests in and to that certain (a) Exchange Agreement dated September 19, 1995 between the Company and J. Ray McDermott Properties, Inc. and (b) Exchange Agreement dated September 19, 1995 between the Company and F-W Oil Interests, Inc.

7.       PRODUCTION, PROCEEDS, EXPENSES AND TAXES.

         7.1. DIVISION OF SUBSTANCES. After the Closing, all Substances produced from the Oil and Gas Properties on or after January 1, 1998 shall be owned by Flextrend. All Substances produced and sold from the Oil and Gas Properties prior to January 1, 1998 shall be owned by the Company.

         7.2. DIVISION OF EXPENSES. Subject to Section 9 hereof, all costs, expenses incurred and other expenditures incurred in connection with the Properties and attributable to the period ending prior to January 1, 1998 shall be borne by the Company.




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Subject to Section 9 hereof, all costs, expenses and other expenditures incurred in connection with the Properties and attributable to the period beginning on January 1, 1998 other than costs and expenses not assumed by Flextrend under Section 6 shall be borne by Flextrend.

         7.3. DIVISION OF PROCEEDS. All net proceeds earned in connection with the Properties attributable to the period ending prior to January 1, 1998 shall be deemed to be owned by the Company. All proceeds earned in connection with the Properties attributable to the period beginning on January 1, 1998 shall be deemed to be owned by Flextrend.

         7.4. PROPERTY TAX PRORATIONS. Real and personal property taxes for the Properties for the year in which Closing occurs shall be prorated between Flextrend and the Company as of January 1, 1998. If the actual taxes are not known as of the Closing Date, the Company's share of such taxes shall be determined by using (i) the rates and mileages for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (ii) the assessed values for the year in which Closing occurs.

         7.5. ADJUSTMENTS. At the Closing, the Company or Flextrend, as appropriate, shall make a cash payment to the other to give effect to the provisions of Section 7 to the extent then determinable and promptly after such amount is finally determinable, the Company or Flextrend shall make such payments as may be necessary to make final settlement. If, after the Closing, the Company receives any proceeds that pursuant to this Section 7 belong to Flextrend, then the Company shall deliver such proceeds to Flextrend within five Business Days after receipt of such proceeds. If, after the Closing, Flextrend receives any proceeds that pursuant to this Section 7 belong to the Company, then such proceeds shall be returned to the Company within five Business Days after receipt of such proceeds. If after Closing either party hereto receives invoices for costs or expenses that pursuant to the terms of this Section 7 are the responsibility of the other party, the party receiving such invoices shall immediately deliver them to the other party.

8. NEGATIVE COVENANTS.

                  Except as Flextrend may otherwise consent in writing, between the date of this Agreement and the date of Closing and except as contemplated by this Agreement, the Company shall not:

                  (a) sell, transfer, assign, convey or otherwise dispose of any Properties other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property and equipment which is replaced with




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

property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Properties;

                  (b) create or permit the creation of any Encumbrance on the Properties, other than Permitted Encumbrances;

                  (c) grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Properties to Flextrend;

                  (d) designate any Person, other than Flextrend, as an operator of the Properties;

                  (e) incur or agree to incur any contractual obligation or liability, whether absolute, contingent, matured or unmatured, which would constitute an assumed liability by Flextrend as provided in Section 6 above; provided that, the Company may incur such obligations or liabilities in the ordinary course of business or in the ordinary and routine maintenance and operation of the Properties with the consent of Flextrend which consent shall not be unreasonably withheld or delayed; provided that any such obligation or liability would not, either individually or in the aggregate, have a material adverse effect on any of the Properties;

                  (f) enter into any transaction the effect of which, considered as a whole, would be to cause the Company's ownership interest in any of the Working Interests to be altered from its ownership interest as of the date hereof; or

                  (g) agree or commit to do any of the foregoing.

9. SURVIVAL AND INDEMNIFICATION.

         9.1. SURVIVAL AND NOTICE. The liability of Flextrend and the Company under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby. Any assertion by any party to this Agreement that any party is liable for the inaccuracy of any representation or warranty or the breach of any covenant (except in Section 7.5, which shall survive until the closing of the applicable statute of limitations) must be made in writing and must be given to the other party not later than the first Business Day occurring eighteen months after the date of Closing. The notice shall state the facts known to the person providing such notice that give rise to such notice in sufficient detail to allow the receiving person to evaluate the claim.

         9.2. THE COMPANY'S INDEMNIFICATION. To the extent permitted by law, the Company, from and after Closing, shall defend, indemnify and hold Flextrend harmless




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

from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable counsel fees and reasonable expenses of investigating, defending arid prosecuting litigation (collectively, the "Liability"), suffered by Flextrend as a result of (i) any cost, liability or obligation that was not assumed by Flextrend pursuant to Section 6 (other than Liability resulting from the inaccuracy of any representation or warranty or the breach of a covenant by Flextrend contained in this Agreement); (ii) the failure of the Company to comply with the bulk sales laws of Texas or any other jurisdiction in connection with the transactions provided for in this Agreement; (iii) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by the Company and resulting from or relating to the transactions contemplated in this Agreement; (iv) the inaccuracy of any representation or warranty of the Company set forth in this Agreement; and (v) the breach of, or failure to perform or satisfy, any of the covenants of the Company set forth in this Agreement.

         9.3. FLEXTREND'S INDEMNIFICATION. To the extent permitted by law, Flextrend, from and after Closing, shall defend, indemnify and hold the Company harmless from and against any and all Liability suffered by the Company as a result of (i) any cost, liability or obligation that was assumed by Flextrend pursuant to Section 6 (other than Liability resulting from the inaccuracy of any representation or warranty or the breach of a covenant of the Company contained in this Agreement); (ii) the failure of Flextrend to comply with the bulk sales laws of Texas or any other jurisdiction in connection with the transactions provided for in this Agreement; (iii) any brokers or finders' fees or commissions arising with respect to brokers or finders retained or engaged by Flextrend and resulting from or relating to the transactions contemplated in this Agreement; (iv) the inaccuracy of any representation or warranty of Flextrend set forth in this Agreement; and (v) the breach of, or failure to perform or satisfy any of the covenants of Flextrend set forth in this Agreement.

10. FURTHER ASSURANCES. After the Closing, the Company and Flextrend shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. The Company and Flextrend, as applicable, shall cooperate and use their best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

11. NOTICE. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telegram, shall be deemed to have been given one Business Day after delivered to the wire service,
(c) if by telex, provided a confirmation is received and




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

such notice is also sent by U.S. mail, shall be deemed to have been given when such telex is sent, (d) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, and (e) if sent by telecopier, provided a confirmation is received and such notice is also sent by U.S. mail, shall be deemed to have been given when such telecopy is sent, addressed as follows:

             The Company:      Tatham Offshore, Inc.
                               7400 Texas Commerce Tower
                               600 Travis
                               Houston, Texas 77002
                               Attention:  Chief Executive Officer
                               Telecopier:  (713) 224-7574

             with a copy to:   Rick L. Burdick
                               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               711 Louisiana Street, Suite 1900
                               Houston, Texas 77002

             Flextrend:        Flextrend Development Company, L.L.C.
                               7200 Texas Commerce Tower
                               600 Travis Street
                               Houston, Texas  77002
                               Attention:  President
                               Telecopier:  (713) 547-5151

or to such other address as either party hereto may from time to time designate by notice in writing to the other.

12. ASSIGNMENT. This Agreement and any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, in the case of any assignment as described above, no such assignment shall relieve the assigning party of any of its obligations under this Agreement and the non-assigning party shall have the right to seek remedies directly from the assigning party without seeking the same from the assignee. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

13. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

14. EXPENSES AND FEES. (i) Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, (ii) Flextrend and the Company shall each pay one half of (x) the cost of all fees for the recording of transfer documents described in Section 5.2 and (y) any sales, transfer, stamp or other excise taxes resulting from the transfer of the Properties to Flextrend, and (iii) all other costs shall be borne by the party incurring such costs.

15. INTEGRATION. This Agreement, the exhibits hereto and the other agreements to be entered into by the parties under the provisions of this Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

16. WAIVER OR MODIFICATION. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Flextrend and the Company, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

17. HEADINGS. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

18. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

19. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

20. TERMINATION. This Agreement may be terminated by mutual written consent of the parties hereto.

21. GUARANTEE. All obligations of Flextrend hereunder shall be unconditionally guaranteed by the Partnership pursuant to that certain form of Guarantee attached hereto as Exhibit 21.

22. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "AFEs" shall have the meaning set out in Section 3.13 above.

         "Agreement" shall mean this Redemption Agreement, as the same may from time to time be amended or supplemented.

         "Business Day" shall mean a day other than the days that banking institutions are required or permitted to be closed under the laws of the State of Texas.

         "Closing" shall have the meaning set out in Section 5.1(a) above.

         "Contracts" shall have the meaning set out in Section 3.6.

         "Contribution Agreement" shall mean the Contribution and Distribution Agreement made as of the date hereof among DeepTech International Inc., a Delaware corporation, the Company, DeepFlex Production Services, Inc., a Delaware corporation, and El Paso Natural Gas Company, a Delaware corporation.

         "Data" shall mean all (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with regulatory agencies, other documents and instruments that relate to the Properties; (ii) geological, engineering, exploration, production, and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in an electronically reproducible form, that are in the possession or control of the Company, and relate to the Oil and Gas Properties; and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that are in the possession or control of the Company, or any affiliate of the Company (excluding Flextrend), and in any manner relate to the Properties; provided that "Data" shall not include any of the foregoing to the extent such Data is subject to a licensing agreement that does not permit access to Flextrend.

         "Employee" shall mean any current, former, or retired employee, consultant or director of the Company whose duties relate or related to the business conducted with the Properties.

         "Encumbrances" shall refer to each and all of the following items: mortgages, claims, charges, security interests, liens, obligations, encumbrances, imperfections of title or other matters affecting title, and any rights of third parties whatsoever.

         "Equipment" shall mean all equipment, fixtures, physical facilities or interests therein of every type and description to the extent that the same are used or held for use in connection with the ownership, development or operation of the Properties, whether located on or off the Properties.

         "Equitable Limitations" shall mean applicable bankruptcy, reorganization or moratorium statutes, equitable principles or other similar laws affecting the rights of creditors generally.

         "Laws" shall refer to each and all of the following: domestic (federal, state or local) or foreign laws, statutes, ordinances, rules, regulations, decrees or orders.

         "Liability" shall have the meaning set out in Section 9.2.

         "Liens" shall mean all encumbrances, liens, claim, easements, rights, agreements, instruments, obligations, burdens or defects.

         "Marketable Title" shall mean such title as (i) will enable Flextrend, as the Company's successor in title, to receive from a particular Oil and Gas Property at least the Net Revenue Interests for the leases identified in Exhibit 1, without reduction, suspension or termination throughout the term of such lease, except for any reduction, suspension or termination (a) caused by Flextrend, any of its affiliates (other than the Company), successors in title or assigns, (b) caused by orders of the appropriate regulatory agency having jurisdiction over such Oil and Gas Property that are promulgated after January 1, 1998 and that concern pooling, unitization, communitization or spacing matters affecting such Oil and Gas Property, (c) or otherwise set forth in
Exhibit 1; (ii) will obligate Flextrend, as the Company's successor in title, to bear no greater Working Interests other than the Working Interests for each of the leases identified in Exhibit 1, without increase throughout the term of such lease, except for any increase (a) caused by Flextrend, any of its affiliates (other than the Company), successors in title or assigns, (b) that also results in the Net Revenue Interests associated with such lease being proportionately increased, (c) caused by contribution requirements provided for under provisions similar to those contained in Article VII.B. of the A.A.P.L. Form 610-1982 Model Form Operating Agreement, (d) caused by orders of the appropriate regulatory agency having jurisdiction over an Oil and Gas Property that are promulgated after January 1, 1998, and that concern pooling, unitization, communitization or spacing matters affecting a particular Oil and Gas Property, or (e) otherwise set forth in
Exhibit 1; and (iii) is free and clear of all Liens except for Permitted Encumbrances.

         "MMS" shall mean the Minerals Management Service.

         "MMS Assignment" shall mean both the Assignment of Leases and Bill of Sale for filing with the MMS in the form of Annex IB.

         "Net Revenue Interest" shall mean that interest in the gross production of oil and gas and other minerals from the Properties subject to the oil, gas and mineral leases to which Flextrend will be entitled to by virtue of its acquisition of the Working Interests after deducting all landowner royalties, overriding royalties and similar burdens attributable to the Working Interest.

         "Oil and Gas Properties" shall mean all properties described in Exhibit 1 whether such properties are in the nature of fee interests, leasehold interests, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties.

         "Partnership" shall mean Leviathan Gas Pipeline Partners, L.P. and any affiliate or subsidiary thereof.

         "Payment Rights" shall mean all (i) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Properties with respect to any period of time on or after January 1, 1998 and (ii) liens and security interests in favor of the Company, whether choate or inchoate, under any law, rule or regulation or under the Contracts (a) arising from the ownership, operation, sale or other disposition on or after January 1, 1998 of any of the Properties and (b) arising in favor of the Company as the operator of certain of the Oil and Gas Properties.

         "Permitted Encumbrances" shall mean (i) liens for taxes not yet delinquent, (ii) lessors' royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the net revenue interests of the Company in any of the Oil and Gas Properties to less than the amount set forth therefor in Exhibit 1, (iii) the consents and rights described in Exhibit 3.8, (iv) the Contracts, (v) except to the extent any amounts related thereto are due and payable, any mechanic and materialmen, operator, non-operator, contractor and subcontractor or similar liens created by the

Contracts or operation of law, and (vi) the Liens created by the documents contemplated hereby.

         "Person" shall include an individual, a partnership, a limited liability company, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

         "Properties" shall mean the Oil and Gas Properties, Wells, Substances, Equipment, Data, Contracts and Payment Rights. "Properties" shall include any additional interests acquired by Flextrend in a particular operation as a result of one or more working interest owners electing to go non-consent under the applicable operating agreements.

         "State Assignment" shall mean an Assignment of Leases and Bill of Sale for recordation in the appropriate real property records of the appropriate parishes and/or counties in Louisiana, Alabama and Mississippi where the Assignment needs to be recorded in the form of Annex IA.

         "Substances" shall mean all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties on or after January 1, 1998.

         "Wells" shall mean all oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the Oil and Gas Properties or held for use in connection with the Oil and Gas Properties, whether producing, operating, shut-in or temporarily abandoned.

         "Working Interest" shall mean the interest that Flextrend will be acquiring pursuant to the terms of this Agreement upon which will be calculated Flextrend's proportionate share of the costs, expenses and liabilities attributable to the oil, gas and mineral leases described herein.

         This Agreement has been executed as of the date first set forth above.

                                         FLEXTREND DEVELOPMENT COMPANY, L.L.C.


                                         By:
                                            ----------------------------------
                                            Name:
                                            Title:

                                         TATHAM OFFSHORE, INC.


                                         By:
                                            ----------------------------------
                                            Name:
                                            Title: